Exhibit 99.1

Rapid Link Completes the Acquisition of One Ring Network

OMAHA, NE – March 28, 2008 - Rapid Link, Incorporated (OTCBB:RPID.OB), a leading provider of Broadband and Diversified Communication Services, announced today the closing of the acquisition of One Ring Networks, Inc., an alternative access carrier headquartered in Atlanta, Georgia.

One Ring Networks operates one of the largest hybrid fiber and fixed wireless networks in the United States and is one of the few carriers offering end-to-end communications and networking services without relying on other companies' last mile connections.  Over its next generation network that spans thousands of route miles, One Ring offers high-speed data services and feature-rich IP telephony throughout the metro areas of Atlanta, St. Louis and Washington, D.C.

In January, One Ring expanded its fixed wireless offerings by launching licensed WiMAX service in Atlanta, with plans to serve other select markets in 2008 and beyond.  WiMAX is a wireless technology which allows broad coverage with data-rich connectivity unlike Wi-Fi which is unlicensed and limited to small hot-spots. One Ring has coupled this spectrum with carrier-grade WiMAX equipment to offer a wide array of wireless business offerings. By using the company's existing and extensive wireless infrastructure, the entire metropolitan Atlanta area and surrounding cities can expect to see new, economical, and innovative offerings as a result of the company’s WiMAX network.

Matt Liotta, CEO of One Ring, stated, “One Ring Networks is now a Rapid Link Company.  Our shareholders and employees are thrilled to join forces and grow our model at a stepped up pace.  The commitment by Rapid Link to embrace our vision and our confidence in the management and operational wherewithal of Rapid Link, made our decision to become a Rapid Link Company very easy indeed.”

John Jenkins, CEO of Rapid Link added, “Today marks a milestone in the history of Rapid Link.  This is both literally and figuratively the first day of the new future of our Company.  I and the rest of the Rapid Link team would like to thank our shareholders for their continued support, and thank the One Ring shareholders for their trust and confidence in our combined vision.”

About Rapid Link, Inc.

Rapid Link is a Diversified Communication Services company providing various forms of voice and data transport service to wholesale and retail customers around the world. The Company’s retail product focus involves supplying bundled internet and voice services.  The Company’s strategy involves offering broadband access via its own facilities to ensure reliable delivery of its content without compromise from incumbent monopolies.  Rapid Link strives to serve its customers unique communications needs with a focus on cost efficiency and quality of service.  Through the Company’s operating headquarters in Omaha, NE, Rapid Link supports customers with in-house multi lingual customer service, proprietary scalable billing systems, and experienced communications professionals.

For more information, visit www.rapidlink.com.

Contact:
Investor Relations
Rapid Link, Inc.
Tel.:  402-392-7561